Exhibit 99.2

The following is a form of recording which will be made available to shareholders of Tower Bancorp, Inc. (“Tower”) and First Chester County Corporation (“First Chester”) beginning on December 7, 2010 by Phoenix Advisory Services, First Chester’s proxy solicitor, at the following toll-free number: (800) 576-4314.

Script for Phoenix Advisory Services re: Merger Consideration.

Thank you for calling Phoenix Advisory Services. We are the proxy solicitor in connection with the special meeting of shareholders of First Chester County Corporation, scheduled to be held on December 8th at 9:00 a.m. At the special meeting, First Chester shareholders will consider and vote on a proposal to adopt the Agreement and Plan of Merger, as amended, that will result in the merger of First Chester and Tower Bancorp, Inc.

In connection with the proposed merger, Tower will hold a special meeting of its shareholders for purposes of considering and voting on a proposal to adopt the merger agreement, scheduled to be held on December 8, 2010 at 9:30 a.m.

Tower and First Chester shareholders are urged to read the joint proxy statement/prospectus relating to the proposed merger mailed to shareholders on or about November 5, 2010.

This toll-free number has been provided by Tower and First Chester to give their respective shareholders current information about the exchange ratio and merger consideration to be paid to First Chester stockholders based on the most recent information available concerning the amount of First Chester Delinquent Loans, as defined in the merger agreement.

If the merger were to close on or prior to December 31, 2010, the exchange ratio would be 0.356 based on First Chester Delinquent Loans of $69.7 million, calculated as of November 30, 2010.

As disclosed in the joint proxy statement/prospectus relating the proposed merger, the final exchange ratio cannot be determined until the closing of the merger, which is expected to occur in mid-December 2010, in which event the final exchange ratio would be determined based on First Chester Delinquent Loans calculated as of November 30, 2010. Please be advised that the value of the merger consideration will fluctuate as the amount of First Chester Delinquent Loans and the value of Tower common stock fluctuates. For more information, please refer to the proxy statement/prospectus distributed to shareholders of Tower and First Chester in connection with the proposed merger or call Tower at 717-724-4666 or First Chester at 484-881-4141.

Important Merger Information and Additional Information:

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, Tower has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, which has been declared effective by the SEC and includes a joint proxy statement/prospectus and other relevant documents that have been distributed to the shareholders of Tower and First Chester. Tower and First Chester shareholders are urged to read the registration statement and the joint proxy statement/prospectus relating to the proposed transaction and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information. You can obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Tower and First Chester, free of charge from the SEC’s Internet site (www.sec.gov), by contacting Tower Bancorp, Inc., 112 Market Street, Harrisburg, Pennsylvania 17101, Attention: Brent Smith, Investor Relations, telephone 717-724-4666 or by contacting First Chester Financial Corporation, 9 North High Street, West Chester, Pennsylvania 19381 Attention: John Stoddart, Investor Relations, telephone 484-881-4141.

Tower, First Chester and their respective directors, executive officers, and certain other members of management and employees may be soliciting proxies from Tower and First Chester shareholders in favor of the transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Tower and First Chester shareholders in connection with the proposed transaction is set forth in the joint proxy statement/prospectus filed with the SEC. You can also find information about Tower’s executive officers and directors in its definitive proxy statement filed with the SEC on April 23, 2010, which is available at the SEC’s Internet site (www.sec.gov). Information about First Chester’s executive officers and directors is set forth in its Form 10-K filed with the SEC on July 27, 2010, which is available at the SEC’s Internet site. You can also obtain free copies of these documents from Tower or First Chester, as appropriate, by contacting their Investor Relations department.